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                                                                    EXHIBIT 5.1



                                PERKINS COIE LLP

          1201 THIRD AVENUE, 48TH FLOOR, SEATTLE, WASHINGTON 98101-3099
                 TELEPHONE: 206 583-8888 FACSIMILE: 206 583-8500





                                  May 22, 2000




Advanced Digital Information Corporation
11431 Willows Road
Redmond, WA  98073-9757


         Re:      Registration Statement on Form S-8


Ladies and Gentlemen:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), which you are filing with the Securities and Exchange Commission with respect to 2,000,000 shares of Common Stock, no par value (the "Shares"), pursuant to the Advanced Digital Information Corporation 1999 Incentive Compensation Plan (the "Plan"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                Very truly yours,

                                /s/ PERKINS COIE LLP